Exhibit 99.3
INVESTOR AND MEDIA CONTACT:
Pamela Marsh (626) 535-8465
Meg Wade (626) 535-5905
INDYMAC ANNOUNCES RETIREMENT OF JAMES R. UKROPINA
FROM COMPANY’S BOARD OF DIRECTORS
PASADENA, CA — January 25, 2006 — IndyMac Bancorp, Inc. (NYSE: NDE) (“Indymac” or the “Company”), the holding company for IndyMac Bank® F.S.B. (“Indymac Bank”), today announced that James R. Ukropina will retire from the Company’s Board of Directors effective as of the date of the annual shareholders’ meeting in April. Mr. Ukropina, who has served on the Indymac Board since February of 2001, has decided not to seek re-election so that he can devote more of his time to his other business activities and to pursue other interests.
“On behalf of the Board of Directors and the entire Indymac team, I want to thank Jim for his invaluable service and many contributions to the Company over the past five years,” said Michael W. Perry, Indymac’s Chairman and Chief Executive Officer. “Jim’s experience, leadership and expertise in serving on the boards of directors of both public and private corporations and in corporate governance have helped Indymac grow and prosper during his time on the Board and we wish him all the best in his future endeavors.”
“It has been an honor to serve on Indymac’s Board of Directors these past five years,” commented Mr. Ukropina. “Through the hard work and commitment of the Company’s exceptional management team and more than 6,000 associates around the country, Indymac has become one of the nation’s most successful mortgage providers and a leading thrift. I am proud to have served Indymac during a time of such advancement and look forward to even greater success for this Company.”
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With the retirement of Mr. Ukropina, Indymac Bancorp will have nine directors, eight of whom are independent directors and Indymac Bank will have 12 directors, 10 of whom are independent.
About IndyMac Bancorp
IndyMac Bancorp, Inc. is the holding company for Indymac Bank, the largest savings and loan in Los Angeles County and the 9th largest nationwide (based on assets). Through its hybrid thrift/mortgage banking business model, Indymac is in the business of designing, manufacturing, and distributing cost-efficient financing for the acquisition, development and improvement of single-family homes. Indymac also provides financing secured by single-family homes to facilitate consumers’ personal financial goals and strategically invests in single-family mortgage-related assets.
Indymac utilizes its award-winning e-MITS® technology platform to facilitate automated underwriting, risk-based pricing and rate lock of home loans on a nationwide basis via the Internet at the point of sale. Indymac provides mortgage products and services through various mortgage banking divisions and invests in certain of its mortgage loan production and mortgage servicing for long-term returns.
Indymac Bank also offers a wide array of Web-enhanced banking services, including deposits, competitive CD and money market accounts, and online bill payment services. Indymac Bank is FDIC insured.
Indymac’s total annualized return to shareholders of 23% for the period Dec. 31, 1992 through Dec. 31, 2005, under its current management team, has exceeded the comparable returns of 12% and 10% for the Dow Jones Industrial Average and S&P 500, respectively, for the same period.
For more information about Indymac and its affiliates, or to subscribe to the Company’s Email Alert feature for notification of Company news and events, please visit our Website at www.indymacbank.com.
CONTACT: IndyMac Bancorp, Inc.
Pam Marsh, 626/535-8465 pam.marsh@indymacbank.com
Meg Wade, 626/535-5905 meg.wade@indymacbank.com
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